UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): June 30, 2004 (June 15, 2004)

                            SENECA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

     New York                         0-01989                    16-0733425
(State or Other Jurisdiction of (Commission File Number     (I.R.S. Employer
           Incorporation) Identification No.)

       3736 South Main Street, Marion New York                  14505-9751
       (Address of principal executive offices)                 (Zip Code)

       Registrant's Telephone Number, Including Area Code: (315) 926-8100

                                       N/A
          (Former name or former address, if changed since last report)



Item 5. Other Events and Regulation FD Disclosure.

     On June 15, 2004, an accident occurred at the Company's aircraft hangar located at the Yates County Airport in Penn Yan, New York. A collision occurred between an automobile owned by an employee of an aircraft service company doing contract work at the Company's hangar and two jet aircraft standing in the hangar. The incident caused minor damage to the hangar and one of the airplanes and substantial damage to the wing of the second airplane, which will not be airworthy until the wing has been replaced. A corporate customer of the Company's Flight Division shares ownership with the Company of the less-damaged aircraft and has sole ownership of the more-damaged aircraft.

     The total cost of repairs to both aircraft has not been definitively established, but the Company and the aircraft owner maintain sufficient insurance to cover all repair costs to both aircraft. However, certain damages resulting from this incident will not be covered or fully covered by these insurances. These damages primarily include (1) the owner's use of substitute aircraft for the business flights which would have been performed by the damaged aircraft and (2) the impairment, if any, of the aircraft's value notwithstanding complete repair. At present, the Company cannot reliably estimate the extent of the losses, and, based on preliminary and incomplete information, it estimates the damages (exclusive of repair costs) to be in the range of $1.5 million to $6 million.

     At this early date after the incident, the Company is unable to ascertain to what extent the damages will be covered by the aircraft service company's insurance or other sources, or whether the claims of the Company and the aircraft owner can be resolved without litigation.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       SENECA FOODS CORPORATION
Dated: June 30, 2004                         By:       /s/ Kraig H. Kayser
                                                       -------------------
                                               Name:   Kraig H. Kayser
                                                       President and Chief
                                                       Executive Officer